ATTACHMENT B


                     (CHESHIER & FULLER, L.L.P. LETTERHEAD)

               MEMBERS:                                   14175 PROTON ROAD
        AMERICAN INSTITUTE OF                         DALLAS, TEXAS 75244-3692
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       CPAMERICA INTERNATIONAL
AN AFFILIATE OF HORWATH INTERNATIONAL


Board of Directors
Samarnan Investment Corporation

In planning and performing our audit of the financial statements of Samarnan Investment Corporation for the year ended December 31, 2002, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Samarnan Investment Corporation is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control component does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of the board of directors and management of Samarnan Investment Corporation and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                              /s/ CHESHIER & FULLER, L.L.P.

                                              CHESHIER & FULLER, L.L.P.

Dallas, Texas
March 7, 2003